optionsXpress Holdings, Inc. Appoints New Director

CHICAGO, IL, April 24, 2007 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today announced that Howard Draft has been appointed to the optionsXpress Board of Directors. Mr. Draft is the seventh member of the Board of Directors and the fifth independent member.

Mr. Draft is Chairman and Chief Executive Officer of Draftfcb in Chicago, the global, behavior-based, integrated marketing communications firm resulting from the combination of Draft and Foote Cone & Belding by the Interpublic Group in 2006. Draftfcb has over 9,000 employees in 110 countries and provides marketing services to globally recognized companies including Hewlett-Packard, S.C. Johnson and Motorola. Mr. Draft is widely recognized as a pioneer in direct marketing and integrated marketing offerings.

“Howard is a welcome addition to our Board of Directors,” commented James Gray, Chairman of the Board of optionsXpress. “His nearly three decades of direct marketing experience combined with his expertise in retail, promotional and digital marketing communications are a perfect fit for optionsXpress as we look to take full advantage of growth opportunities.”

Mr. Draft was one of the 13 original members of Kobs and Brady, whose name would be changed three times to, Draft Direct Worldwide (1995), Draft Worldwide (1997), and eventually just Draft (2003). Mr. Draft holds a B.A. degree in philosophy and art history from Ripon College in Ripon, Wisconsin. He has served as a member of the Board of Chicago’s After School Matters and the Board of Trustees of Pediatric AIDS Chicago.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading for the retail investor, offers a comprehensive and innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, Inc., an online retail brokerage specializing in equity options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, the company provides a wide range of proprietary investor tools, outstanding customer service and competitive commissions. optionsXpress received the top star ranking in each of the last five Barron’s online broker surveys (2003, 2004, 2005, 2006 and 2007) and was named the top discount broker by Kiplinger’s Personal Finance in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Janelle Woodward Ashton Partners (312) 553-6722	Josh Inglis Strategics, Inc. (312) 346-2007